Exhibit 99.2
Qumu Corporation
Third Quarter 2016
Earnings Conference Call
November 2, 2016

Operator

[Introduction]

Peter Goepfrich

Good morning and thank you for joining us for our third quarter 2016 earnings conference call. With me today is Vern Hanzlik, President and CEO of Qumu.

I will begin the call with a safe harbor statement before turning the call over to Vern.

Our comments today may include forward-looking statements relating to our expectations, plans and prospects. These statements are based on information available to us at the time of this presentation and, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K and any subsequently filed periodic reports on Form 10-Q.

Any unreleased features or services referenced in this presentation, or other public statements, are not currently available and may not be delivered on time or at all. Customers who purchase our products or services should make sure that their decisions are based on features that are currently available.

We assume no obligation to, and do not intend to, update any forward-looking statements.

I now turn the call over to Vern for a few third quarter financial highlights.

Vern Hanzlik

Thank you Peter.

Third Quarter Financial Highlights

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We generated quarterly revenue of $7.1 million, compared to $9.6 million in the third quarter of 2015, and the first nine months of 2016 revenue was $22.4 million, compared to $24.3 million last year. We moved one seven-figure revenue transaction to the fourth quarter due to delays in customer sign-off and saw several perpetual license transactions move into Q4.

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Software license and appliances revenue for the quarter was $1.2 million. The $2.1 million decrease from the third quarter 2015 and the $3 million decrease year to date was primarily due to the delays of one customer sign-off and several perpetual license opportunities.

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Subscription, maintenance and support revenue for the quarter was $5 million compared to $4.9 million in the third quarter of 2015, and $15.2 million compared to $13.6 million for the nine months ended September 30, 2016 and 2015, respectively.

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Professional services and other revenue for the quarter was $970,000. The $505,000 decrease from the third quarter 2015 and the $615,000 decrease year to date was primarily due to lower software license and appliances sales in the first three quarters of 2016 compared to the first three quarters of 2015. Additionally, we will continue to see flat professional services revenue year over year as more cloud and hybrid customers come on board, but we do anticipate an increase over the next couple of quarters due the amount of on-premise transactions we are seeing in our pipeline.

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We continue to focus on strengthening our financial performance and growing the business with new and existing customers. Our top ten existing customers accounted for 52% of revenue for the second quarter. These enterprise customers represent some of our largest vertical markets - financial, technology, manufacturing and pharmaceuticals. All new customers for the quarter were deployed in the cloud with the potential to grow into hybrid enterprise customers.

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Geographically, the Americas and EMEA markets continued to show adoption in the third quarter for our enterprise video platform and customers continue to expand. The Americas market represented 81% of our revenue and the EMEA market was 18% of our revenue for the quarter.

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In APAC we continued to make progress developing a pipeline through our new partnership with V-Cube and other partners continue to develop in the region. APAC represented 3% of our revenue for the year and we expect the APAC market to pick up more momentum in 2017 with our V-Cube partnership.

•	Additionally, in Q3 2016 our global renewal rates for maintenance and support, term contracts and SaaS contracts was greater than 92%.

As I commented in our press release, based on our sales pipeline we are positioned for a strong fourth quarter for both revenue and operating results. And as stated, the timing of our pipeline and delayed customer sign-off pushed revenue transactions into the fourth quarter for both new and existing customers, but we continue to feel highly confident in those transactions.

For additional financial commentary, I will now turn the call over to Peter.

Peter Goepfrich

Thank you, Vern.

I will comment on a few items not already addressed by Vern or included in our earnings release yesterday.

•	Total gross margin improved 10.5 percentage points to 59.8% and 10.9 percentage points to 56.9% for the three and nine months ended September 30, 2016 compared to the corresponding periods last year.

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The improvement was driven by increased service gross margin related to cost savings initiatives implemented in the second half of 2015 and improved economies of scale on increased subscription, maintenance and support revenues.

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Partially offsetting the improvement in service gross margin was a decrease in software license and appliances gross margin in the three and nine months ended September 30, 2016 compared to the corresponding periods last year. The decrease was due to the product mix for the 2016 periods which included a higher percentage of appliance revenue, which generally has lower margin than software license revenue.

Moving on to operating expenses and adjusted EBITDA, a non-GAAP measure.

•	We have right-sized our expense structure over the past year on a similar revenue base, significantly improving operating results and adjusted EBITDA. Compared to the corresponding periods last year:

◦	Total operating expenses decreased 44% and 34% for the three and nine months ended September 30, 2016.

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Adjusted EBITDA improved $4.8 million to a loss of $(1.4) million for the three months ended September 30, 2016, and adjusted EBITDA improved $13.3 million to a loss of $(7.4) million for the nine months ended September 30, 2016.

Now for the balance sheet.

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Cash and investments were $4.6 million as of September 30, 2016 compared to $8.3 million as of June 30, 2016, reflecting the third quarter operating loss and the impact on cash from changes in working capital.

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Last week we announced that we closed an $8 million credit agreement. The proceeds from the credit agreement strengthen our balance sheet as we execute our business plan. That we were able to raise capital without the full dilutive impact of an equity offering was also very important to us.

As it relates to fourth quarter guidance:

•	Revenue is expected to be in the range of $10 to $11 million.

•	Total gross margin percentage is expected to be in the mid-60s.

•	Net loss is expected to be in the range of $(1) million to $(500,000), or a loss of $(0.11) to $(0.06) per share, with weighted average shares outstanding of approximately 9.25 million shares.

•	Adjusted EBITDA is expected to be in the range of $300,000 to $800,000, compared to an adjusted EBITDA loss of $(3.7) million in the fourth quarter 2015.

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While the Company expects to be adjusted EBITDA positive the fourth quarter 2016, due to the timing of changes in working capital, the Company expects that it will not be cash flow breakeven the fourth quarter 2016 excluding the net proceeds of the $8 million term loan.

Now back to Vern.

Vern Hanzlik

Thanks Peter.

Let me review some of our key operational highlights and make some market comments. Then we will open the call up for questions.

Operational and Market Comments

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The business video market continues to evolve and grow, but Qumu's core opportunity hasn’t changed: deliver the leading enterprise-class, end-to-end video platform, built with a service-based architecture and deployable on-premise, as a hybrid or in the cloud.

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If you look at our current fourth quarter pipeline and a sample of 100 current opportunities, the mix of different types of deployment models, on-premise, Cloud, Hybrid is as follows -- 70% on-premise, 22% Cloud and 8% Hybrid. With that said, we know this deployment model will shift over the next two years to more balance between Cloud and Hybrid, but in our defined market we see a continued appetite to invest in on-premise software for enterprise video solutions. The competitive landscape seems to believe that the market is moving faster to the Cloud than the actual pace of the investment for the largest enterprises or the Forbes 2000. We completely understand the shift to the Cloud with departmental solutions and external deployments. In fact, we made our investment in this strategy over two years ago and we are seeing the benefits of those investments starting to play out.

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With that in mind, we have delivered on the first phases of our next-generation hybrid architecture and have deployed it in new and existing customers. Additionally, we released our new Qumu Cloud Pathfinder with Pathfinder Edges, which is our first all-software deployment that runs virtually. We will continue to provide flexibility for our customers to deploy our video platform.

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Just for review - we have defined our target market as the Forbes Global 2000 and equivalent companies, which represents a huge market size with 8.7 million employees and 51% of the world’s GDP. The opportunity for us is clear to see in the number of Qumu customers already on the Forbes Global 2000 list:

Qumu customers represent approximately 4% of the top 1000 companies, 10% of the top 500 companies, and 19% of the top 100 companies on the Forbes list.

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In support of this strong targeting of our business, our account-based marketing initiative continues to gain momentum as we increase our engagement with our two thousand target accounts and grow our pipeline for 2017:

◦	We have populated our targeted contact database with an average of 14 contacts per account across five key titles. Our marketing focus is outbound content campaigns to this target population.

◦	Our engagement with contacts and leads from our targeted accounts has increased by 288% from Q1 to Q3 based on our increased focus on this audience.

◦	In addition, we are increasing our influence and ongoing nurturing of contacts in our pipeline accounts. Increased nurturing of pipeline accounts is expected to accelerate our sales cycle in 2017.

Partners

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On the business development front, integrations with partners with adjacent technologies and applications are in place and continue to open additional opportunities for us.  We have strong integrations with Pexip, Vidyo, Skype for Business, Citrix for video for VDI desktops; and Jive and Yammer for video in social business and collaboration platforms.  SharePoint and Microsoft 365 are platforms that we continue to add value with integrations with our video platform. We continue to see a strong pipeline of new opportunities collectively from these integrations.

Summary

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As I mentioned earlier, we had continued growth in some of our largest existing enterprise customers for the third quarter - 52% of the revenue for third quarter came from multiple existing customers, technology, pharmaceutical, manufacturing and professional services industries. The deployment footprint for business video creation, management and delivery for everyone in these organizations will continue to increase as we reach all employees, partners and customers with secure video. Organizations will continue to invest in video applications for the future with more live and on-demand applications as well as other video use cases.

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We will continue to manage the business with multiple strategies for customer success, our video platform direction and the operational side of our business. While we managed well in the third quarter with both revenue and operations while communicating that some of our larger transactions delayed into the fourth quarter, we know we are positioned well for our next quarter and moving our business forward for 2017. Video communication is and will be the largest communication medium that will impact business over the next five years and Qumu is well positioned to take advantage of that opportunity.

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Also, we remain confident in our ability to continue our transition matching the pace of the market to shift to more recurring revenue and a lower reliance on perpetual license sales over time. During this transition, we will continue to focus on providing the best video platform to our enterprise customers, both existing and new within our defined market.

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In summary, we continue to invest for the future with a mindful discipline for our product direction and a clear vision for our teams to carry the momentum into 2017 and be well-positioned to reach our corporate milestones and objectives in the future.

•	Now, we would like to open the call to questions.

Q&A

Vern Hanzlik

Thank you again for joining us today. If you have any follow-up questions, please contact us directly.